Exhibit 99.1

February 27, 2013

Dear Fellow Shareholders,

I would like to take this opportunity to update you on some of the progress we have made half way through our 2013 fiscal year. In the future, my intention is to adhere to a more traditional quarterly communication schedule with our shareholders, however as our company continues to accelerate through a number of critical inflection points, I wanted to provide you with a progress report.

Our second fiscal quarter will come to a close at the end of this month and I am pleased to report that we’re going to have a record quarter. Our combined revenue for Q1 and Q2 will exceed $800,000 which means that our revenues for the first two quarters of 2013 will almost equal our total revenue for 2012. I can also share that we expect our revenue for Q3 of this year to exceed $700,000, which means that our Q3 revenue may equal or even exceed our combined revenue from Q1 and Q2. Based on our current run rate, we are on target to become cash flow positive by the end of our fiscal year, which is August 31, 2013.

I’m also proud to tell you that this coming month we are going to sell our 20,000th device. That will be a significant achievement for our young company and it will mark an important milestone on our march to profitability.

Additionally, we have made significant progress on a number of important fronts. First, our 886 device has passed military testing and will be available for purchase as soon as the report detailing the test results is completed. We believe the report will be finished by this April, so we could receive an initial purchase order from the military this fiscal year. That said, the military does not give us any guidance about when they might begin to order or how significant their order volume may be, so I cannot predict with any certainty when they might submit their first purchase order. I am, however, in regular contact with the Geospatial Services division of the Air Force and based on our conversations to date, I remain confident that the military will become a customer (and hopefully a significant one).

Second, we have shipped approximately half of AT&T’s, PF-886 device order and we expect to have the remainder of the order delivered in early March. This is significant for two reasons: 1) we believe that once AT&T receives this order, there will be additional opportunities for us to serve them, so we want to fulfill our commitment as soon as we can; and 2) there are a number of companies and organizations requesting 886 devices for testing. As soon as this order is complete, we’ll be able to send test units out to generate more orders. As I’ve stated in previous communications, there is nothing on the market quite like our 886 device so we’re already receiving a lot of interest in the product.

Third, this week we will finish our shipment of 500 PocketFinder devices to EE (formerly, “Everything Everywhere”), the largest telecom carrier in the UK and one of the largest machine-to-machine carriers in the world. We believe that EE will begin selling our devices in their stores sometime within the next few weeks, and if their initial sales test goes well, their plan is to expand the breadth of our relationship which would mean (among other things), additional purchase orders. Thus far, EE has proven to be a great partner and we have high hopes for our future together.

Fourth, we are continuing to make headway on launching our products into Asia with Apple. We’ve completed the translation of our website into Mandarin (which you can view at www.pocketfinder-china.com) and we are making progress at preparing our systems to enter that market. Our goal is to be ready to launch this summer, and thus far we are on schedule.

Finally, we are continuing to pursue sales and partnership opportunities all over the world. In December I predicted that 2013 would be a year of international expansion for us and that forecast continues to hold true. My estimation is that within 12 months, we will be selling products in a number of the following countries: Ecuador, Columbia, Chile, China, the UK, South Africa, Australia, New Zealand and parts of Western (and possibly even Eastern) Europe.

The reason I believe we are poised to grow internationally is because of the progress we’ve made with a number of companies over the past year. Although the sales cycle has been much slower than we would have liked, we are now reaching a point of critical mass with a number of potential customers.

For instance, a large foreign telecom-carrier whom we’ve been working with for some time, just completed an extensive market study on our PocketFinder device. We’re told it’s the most in-depth study the team has conducted for any product in 10 years, and the response to the PocketFinder was overwhelmingly positive. We believe that we are approaching a go/no-go decision point with this company, and it is just one of the nearly dozen significant relationships we are looking to consummate this calendar year.

While I certainly don’t expect to win all of the business on the table, I do think we can reasonably expect to win some of it, which will still make us very, very successful.

In closing I would like to acknowledge our customer service support team, who earned our company a Gold Stevie® Award for outstanding Sales & Customer Service. On behalf of everybody at Location Based Technologies, I want to thank all of our shareholders for your ongoing support.

Sincerely,

David M. Morse, PhD

CEO

Forward Looking Statements

This letter contains certain forward-looking statements of our intentions, hopes, beliefs, expectations, strategies, and predictions with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as “believe,” “will,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Actual results may materially different from the results, levels of activity, performance or achievements, express or implied by these forward-looking statements.

 Although we believe that the assumptions underlying the forward-looking statements contained in this report are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. We will not update these statements unless the securities laws require us to do so. Accordingly, you should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.